AFMaxx® 457(b) Group Variable Annuity
issued by
AMERICAN FIDELITY ASSURANCE COMPANY
 May 1, 2021
SUMMARY PROSPECTUS FOR NEW INVESTORS
This Summary Prospectus summarizes key features of the AFMaxx® 457(b) Group Variable Annuity.
Before you invest, you should also review the prospectus for the policy, which contains more information about policy’s features, benefits, and risks.  You can find this document and other information about the policy online at [HYPERLINK].  You can also obtain this information at no cost by calling 1.800.662.1113 x 8840 or by sending an email request to va.help@americanfidelity.com.
You may cancel your policy within 30 days of receiving it without paying fees or penalties.  In some states, this cancellation period may be longer.  Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total policy value, whichever is greater.  You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the shareholder reports for the portfolio companies available under your policy may no longer be sent by mail, unless you specifically request paper copies of the reports from us.  Instead, the reports may be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.
If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action.  You may elect to receive shareholder reports and other communications from the Registrant electronically by contacting us, as set forth above. You may elect to receive all future reports in paper free of charge.  You can inform us that you wish to continue receiving paper copies of your shareholder reports by contacting us, as set forth above. Your election to receive reports in paper will apply to all portfolio companies available under the policy.

i

GLOSSARY OF TERMS
Some of the terms used in this summary prospectus are technical.  To help you understand these terms, we have defined them below.
Account value:  The value of your participant account during the accumulation phase.
Accumulation phase:  The period of time beginning when a participant elects to participate in the plan (the participant effective date) and ending when a participant begins receiving annuity payments (the date the participant account is closed).  Until a participant begins receiving annuity payments, the participant’s annuity is in the accumulation phase.
Accumulation unit:  The unit of measurement used to keep track of the value of a participant’s interest in a sub-account during the accumulation phase.
Annuitant:  The person on whose life annuity payments are based.
Annuity:  A series of installment payments either for a fixed period or for the life of the annuitant, or for the joint lifetime of the annuitant and another person.
Annuity date:  The date annuity payments begin.
Annuity options:  The pay-out methods available to select during the annuity period.
Annuity payments:  Regular income payments received from the policy during the annuity phase.
Annuity phase:  The period of time during which annuity payments are made.
Eligible portfolios:  The portfolios that serve as the Separate Account’s underlying investment options.  Each sub-account invests its assets into a corresponding portfolio.  Each portfolio (sometimes called a fund) has its own investment objective.
General account:  Our general account consists of all of our assets other than those assets allocated to all separate accounts.
Guaranteed Interest Account option:  The fixed investment option within our general account which earns interest.
Investment options:  The eligible investment options consist of (1) the Guaranteed Interest Account, which is the fixed investment option, and (2) the sub-accounts, which are variable investment options.  We reserve the right to add, remove, or combine sub-accounts as eligible investment options.
Participant:  A person for whom an interest is maintained under a group variable annuity policy, generally an employee.
Participant account:  The account we maintain for you as a participant, reflecting the accumulation units credited to you.
Plan:  The 457(b) eligible deferred compensation plan established and maintained by the policyholder as it exists on the date it is issued to the policyholder (the date of issue) and any subsequent amendment(s) to it.
Policy:  The AFMaxx® 457(b) Group Variable Annuity.
Policyholder:  The owner of the policy, generally a state or local government employer identified on the application and to whom the policy is issued.
Policy year:  The annual period that begins on the date of issue and each anniversary of that date.  In order to determine a participant’s applicable withdrawal charges, this period begins with the participant effective date.
Portfolio companies:  The companies offering the portfolios in which the sub-accounts invest.
Purchase payment:  Money invested in the plan on behalf of a participant and allocated to a participant’s account.
Separate Account:  The separate account is called American Fidelity Separate Account C, which is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940.
Sub-Account:  An investment option of Separate Account C that invests its assets in shares of a corresponding eligible portfolio.
We, Us, Our:  American Fidelity Assurance Company, the insurance company offering the contract or policy.

ii

Contents
Important Information You Should Consider About the Policy	1
Overview of the Policy	4
Benefits Available Under the Policy	5
Buying the Policy	5
Making Withdrawals Accessing the Money in Your Policy	6
Additional Information About Fees	6
Appendix: PORTFOLIO COMPANIES AVAILABLE UNDER THE CONTRACT	9

iii

Important Information You Should Consider About the Policy
FEES AND EXPENSES	CROSS-REFERENCE(S)
Charges for Early Withdrawals.
If you withdraw money from the Policy within the first 10 policy years, you will be assessed a withdrawal charge.  The maximum withdrawal charge will never exceed 8% of the total purchase payments.

For example, if you make an early withdrawal on a $100,000 investment, you could pay a withdrawal charge of up to $8,000.
Fee Table; Charges - Withdrawal Charge; Surrenders and Withdrawals
Transaction Charges.
Currently, there is no transfer fee for transfers between any of the investment options to which payments have been allocated; however, we reserve the right, at any time and without prior notice, to end, suspend, or change the transfer privilege, in which case we will provide written notice of any such action.
Charges - Transfer Charge

Ongoing Fees and Expenses (annual charges).
The table below describes the fees and expenses that you may pay each year, depending on the options you choose.  Please refer to your policy specifications page for information about the specific fees you will pay each year based on the options you have elected.

Annual Fee                Minimum                   Maximum
Base Contract
(as a percentage           1.50%                           1.75%
of average account
value only one
Contract
Class offered)

Investment
options
(Portfolio Company
fees and expenses        [   ]%                         [   ]%
as a percentage
of net asset value)

Because your policy is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your policy, the following table shows the lowest and highest cost you could pay each year, based on current charges. The estimate assumes that you do not take withdrawals from the policy, which could add surrender charges that substantially increase costs.

Lowest Annual Cost:                            Highest Annual Cost:
            $[   ]                                                            $[   ]

Assumes:                                              Assumes:
*Investment of                                    *Investment of
   $100,000                                               $100,000
*5% annual appreciation                   *5% annual appreciation
* Least expensive                               *Most expensive
  combination of                                     combination of
  Contract Class                                      Contract Class
  and Portfolio                                          and Portfolio
  Company fees                                       Company fees
  and expenses                                         and expenses
*No sales charges                              *No sales charges
*No additional                                    *No additional
  purchase payments,                           purchase payments,
  transfers or                                          transfers or
  withdrawal                                           withdrawals

Fee Table; Charges

RISKS		Cross-Reference(s) to Location in Prospectus
Risk of Loss.	You can lose money by investing in the policy.	Principal Risks of Investing in the Policy
Not a Short-Term Investment.
A policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash. It is designed for individuals seeking long-term investments, generally for retirement or other long-term purposes.
Principal Risks of Investing in the Policy
Risks Associated with Investment Options.
An investment in the policy is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the policy (e.g., Portfolio Companies), that each investment option (including any fixed account investment option) will have its own risks, and you should review these investment options before making an investment decision.
Principal Risks of Investing in the Policy
Insurance Company Risks.
An investment in the policy is subject to the risks related to American Fidelity Insurance Company, including that any obligations (including under the fixed account investment option), guarantees, or benefits are subject to the claims-paying ability of American Fidelity Insurance Company. More information about American Fidelity Insurance Company, including financial strength ratings, is available by sending an email request to va.help@americanfidelity.com.
Principal Risks of Investing in the Policy

RESTRICTIONS		Cross-Reference(s) to Location in Prospectus
Investments.
Upon receipt of proper instructions, and as the plan permits, we will make transfers between any of the investment options to which payments have been allocated.  We reserve the right to limit the number of transfers that may be made.  All asset transfers made in any one day count as one transfer.  We will not be liable for transfers made at a participant’s or a policyholder’s direction.  All transfers must be in whole percentages.  Currently, there is no transfer fee; however, we reserve the right, at any time and without prior notice, to end, suspend, or change the transfer privilege, in which case we will provide written notice of any such action.
We reserve the right to remove or substitute Portfolio Companies as investment options.
Purchasing an AFMaxx® 457(b) Group Variable Annuity - Transfers, Substitution
Optional Benefits.	N/A	None
TAXES		Cross-Reference(s) to Location in Prospectus
Tax Implications.
You should consult with a tax professional to determine the tax implications of an investment in and purchase payments received under the policy, and there is no additional tax benefit to you if the policy is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.
Taxes
CONFLICTS OF INTEREST		Cross-Reference(s) to Location in Prospectus
Investment Professional Compensation.
This policy is sold exclusively through financial professionals who are representatives of American Fidelity Assurance Company’s affiliated broker dealer, and who are compensated for selling the policy with a base salary and a commission. These investment professionals may have a financial incentive to offer the policy over another investment.
Purchasing an AFMaxx® 457(b) Group Variable Annuity - Underwriter
Exchanges.
Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own, and you should only exchange your policy if you determine, after comparing other features, fees, and risks of both contracts, that it is preferable for you to purchase the new contract rather than continue to own the existing contract.
Purchasing an AFMaxx® 457(b) Group Variable Annuity - Underwriter

Overview of the Policy
In this summary, we discuss some of the important features of the AFMaxx® 457(b) Group Variable Annuity policy.  Please read the entire prospectus for more detailed information about the policy and Separate Account C.  The policy is issued in connection with an eligible deferred compensation plan pursuant to Section 457(b) of the Internal Revenue Code.
In this prospectus, we describe the AFMaxx® 457(b) Group Variable Annuity, a group deferred, flexible payment annuity policy.  It is a group contract between a state or local government employer, as the policyholder on behalf of its participants, and American Fidelity Assurance Company.  American Fidelity Assurance Company issues a single policy to the employer, who is then the policyholder.  Through the AFMaxx® 457(b) Group Variable Annuity, the plan provides a means for eligible employees to invest, on a tax deferred basis, in one or more of the sub-accounts, which are variable investment options, and the Guaranteed Interest Account, a fixed investment option.  Each of the sub-accounts invests in a corresponding eligible portfolio.
The AFMaxx® 457(b) Group Variable Annuity is designated for participants seeking long term earnings generally for retirement or other long-term purposes.  Participation in the AFMaxx® 457(b) Group Variable Annuity should not be considered for those looking for a short-term investment or those that cannot afford to lose some or all of the money invested.  Your policy includes a basic death benefit that will pay your designated beneficiaries the policy value at the time of your death.
Like all deferred annuities, the AFMaxx® 457(b) Group Variable Annuity has two phases: the accumulation phase and the annuity phase.  During the accumulation phase, participants invest money in the annuity, at which point earnings accumulate on a tax deferred basis and are taxed as income only upon distribution.  Similarly, during the annuity phase, earnings are taxed as income only upon distribution.  Annuity payments under the policy will be paid on a fixed basis only.  A qualified plan provides tax-deferral; therefore, there should be other reasons for purchasing the policy pursuant to a qualified plan aside from the tax deferral feature.
The annuity phase begins when the participant starts receiving regular payments under the annuity income options from his or her participant account.  If you annuitize, you will receive a stream of income payments, however, you will be unable to make withdrawals and death benefits will terminate.  Although annuity payments may be paid on a fixed basis only, the amount of the payments a participant receives during the annuity phase will depend on the amount of money invested and the performance of the selected investment options during the accumulation phase.  Annuity payments and options are discussed elsewhere in this document.
When purchase payments are made to a participant account, the payments will be allocated according to the instructions we receive from the participant or policyholder, as applicable.  A participant may allocate some or all of a purchase payment to one or more of the sub-accounts listed below, each of which is a variable investment option, or the Guaranteed Interest Account, which is a fixed investment option.  Additional information about each of the following portfolio companies is provided in the Appendix (see “Appendix: PORTFOLIO COMPANIES AVAILABLE UNDER THE CONTRACT”).
American Funds Insurance Series® – Blue Chip Income and Growth Fund
American Funds Insurance Series® – International Fund
BNY Mellon Stock Index Fund, Inc.
BNY Mellon Variable Investment Fund – Opportunistic Small Cap Portfolio
The BNY Mellon Sustainable U.S. Equity Portfolio, Inc.
Vanguard® Variable Insurance Fund – Balanced Portfolio
Vanguard® Variable Insurance Fund – Capital Growth Portfolio
Vanguard® Variable Insurance Fund – Mid-Cap Index Portfolio
Vanguard® Variable Insurance Fund – Total Bond Market Index Portfolio
Vanguard® Variable Insurance Fund – Total Stock Market Index Portfolio

At your direction, we will allocate your purchase payments to one or more of the sub-accounts listed above and the Guaranteed Interest Account.  Our fixed investment option, the Guaranteed Interest Account, offers a guaranteed minimum interest rate.  Each of the foregoing sub-accounts invests in a corresponding portfolio.  The portfolios offer professionally managed investment choices.

A participant may withdraw money from his or her participant account during the accumulation phase only, subject to the terms of the 457(b) plan, and a withdrawal charge may apply.  The minimum partial withdrawal is $250, but a withdrawal must not reduce the value of the participant account to less than $100.
If your plan allows, we may make a loan to you at any time before you begin receiving annuity payments; however, we will not make any loans during your first policy year.  The loan will bear interest at an annual interest rate of 5% and will be fully amortized over a term not to exceed five years, with fixed payments due.

Benefits Available Under the Policy
The following table summarizes information about the benefits available under the policy.
Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Restrictions/Limitations
Death Benefit	Transfer of the benefit of your policy upon the death of the annuitant for the benefit of the person or entity named as beneficiary.	Standard	None	• Withdrawals may significantly reduce the benefit.
Automatic Dollar Cost Averaging	Allows you to transfer an established amount of money each quarter from one investment option to another.	Standard	None	• The minimum amount that may be transferred from an investment option is $500. • Only one investment option can be used as a source of the transfer. • Only available during the accumulation phase.
Asset Rebalancing	Allows you to have your investments rebalanced annually to your original percentage allocation selection.	Standard	None	• Transfers occur on the first day after the end of your policy year. • Only available during the accumulation phase.

Buying the Policy
Money is invested in the policy when purchase payments are made.  Purchase payments can only be made during the accumulation phase.  Except for the initial purchase payment, purchase payments will be credited within one business day of receipt in our office.  Depending on the plan, the amount of a participant’s purchase payments may be increased, decreased or changed at any time.  All payment allocations must be in whole percentages.  Purchase payments made by or on behalf of a participant must be at least $300 annually, unless we agree to a lesser amount.  A participant account will not lapse even if no purchase payments are made during a policy year.

Once we receive a minimum initial purchase payment of $25 and the proper enrollment forms, we will (1) issue verification of participation in the policy, and (2) allocate the initial purchase payment according to instructions provided within two business days.  We will contact the participant if additional information is needed to complete the application process. We reserve the right to reject any application or purchase payment.  At the time the policy is purchased, the annuitant cannot be older than 85 years old or the maximum age permitted under state law.  American Fidelity Assurance Company allocates purchase payments to each participant’s account as instructed by the policyholder, in accordance with the terms of the plan.  Subsequent purchase payments will be allocated in the same manner unless we receive other instructions.  The policyholder, or the participant, if the plan permits, may change allocations among sub-accounts for future purchase payments.
Making Withdrawals: Accessing the Money in Your Policy
If a policyholder’s plan permits, a participant may be allowed to withdraw cash from his or her participant account by redeeming all or part of the accumulation units in his or her participant account at any time during the accumulation period, before we begin making annuity payments.  After we begin making annuity payments, no withdrawals or redemptions may be made.
Any partial withdrawal must be at least $250, although we may make exceptions for unforeseen emergencies, as defined by the plan.  The redemption value of a participant account is equal to the value of the accumulation units in the account next computed after we receive the request for withdrawal on a form we accept.  The withdrawal charge, if applicable, and any taxes due will be deducted from the amount withdrawn before the participant receives it.  In the event of a withdrawal, we will deduct the amount withdrawn proportionately from each of the participant’s investment options. If a participant does not want the withdrawal to come from each of his or her investment options proportionately, the participant must specify the investment options from which the withdrawals are to be made, using a form we accept.  We reserve the right to distribute the full amount of any participant account that, after a withdrawal, has a value of less than $100.  Income taxes and certain restrictions may apply to any withdrawals.
A withdrawal is a redemption of accumulation units.  If accumulation units are redeemed, the number of accumulation units in a participant’s account will decrease. The reduction in the number of accumulation units will equal the amount withdrawn, divided by the applicable accumulation unit value next computed after we receive the withdrawal request.  A participant’s request for withdrawal must be submitted to us in writing on a form we accept. In certain instances, we may require additional documents, such as trust instruments, death certificates, appointments as executor or administrator, or certificates of corporate authority.  All proper withdrawal requests received before 3:00 p.m., Central Time, will receive same-day pricing.
Withdrawal requests received after 3:00 p.m. Central Time will be processed the next business day.  Withdrawal proceeds will be mailed within seven calendar days of the date on which we received your withdrawal request in good order.  However, we may delay the mailing of a redemption check for recently purchased accumulation units until such time as the payment check has cleared.
Additional Information About Fees
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the policy.  Please refer to your policy specifications page for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the fees and expenses that you will pay at the time you buy the policy, surrender or make withdrawals from the policy, or transfer policy value between investment options.  State premium taxes may also be deducted.

Transaction Expenses

Surrender Charge (as a percentage of the amount surrendered)	Policy Year 1 2 3 4 5 6 7 8 9 10 11+	Withdrawal Charge 8% 8% 8% 8% 8% 4% 4% 4% 4% 4% 0%
Exchange fee                                     None*
* Currently, there is no transfer fee; however, we reserve the right, at any time and without prior notice, to end, suspend, or change the transfer privilege, in which case we will provide written notice of any such action.  (We also reserve the right to take into account transfers made under the automatic dollar cost averaging program and asset rebalancing in determining any transfer fee that is applicable in the future).
The next table describes the fees and expenses that you will pay each year during the time that you own the policy (not including Portfolio Company fees and expenses).
Annual Contract Expenses
	Current Fee	Maximum Fee
Base Contract Expenses (as a percentage of average account value)	1.50%*	1.75%
* Consists of a mortality and expense risk charge of 1.25%, an administrative charge of 0.25%, and a distribution expense charge of 0.10%. We currently charge lower fee than the maximum allowed under the policy.  The current fees and maximum fees we may charge are shown in the Annual Expenses table.  We may increase the administrative charge and/or distribution expense charge, but neither will ever be more than 0.25% of the average daily value of your account invested in a portfolio.

The next item shows the minimum and maximum total operating expenses charged by the Portfolio Companies that you may pay periodically during the time that you own the policy.  A complete list of Portfolio Companies available under the policy, including their annual expenses, may be found at the back of this document.
Annual Portfolio Company Expenses	Minimum	Maximum
(expenses that are deducted from portfolio assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	[ ]%	[ ]%

Example
This Example is intended to help you compare the cost of investing in the policy with the cost of investing in other variable annuity contracts.  These costs include transaction expenses, annual policy expenses, and Annual Portfolio Company Expenses.
The Example assumes that you invest $100,000 in the policy for the time periods indicated.  The Example also assumes that your investment has a 5% return each year and assumes the most expensive combination of Annual Portfolio Company Expenses.  Although your actual costs may be higher or lower, based on these assumptions, your costs would be:
If you surrender your policy at the end of the applicable time period:	1 year	3 years	5 years	10 years
	$	$	$	$
If you do not surrender your policy:	1 year	3 years	5 years	10 years
	$	$	$	$

Appendix: PORTFOLIO COMPANIES AVAILABLE UNDER THE CONTRACT
The following is a list of Portfolio Companies available under the policy.  More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at [HYPERLINK].  You can also request this information at no cost by calling 1.800.662.1113 x 8840   or by sending an email request to va.help@americanfidelity.com.
The current expenses and performance information below reflects fee and expenses of the Portfolio Companies, but do not reflect the other fees and expenses that your policy may charge.  Expenses would be higher and performance would be lower if these other charges were included.  Each Portfolio Company’s past performance is not necessarily an indication of future performance.

Type/Investment Objective	Portfolio Company and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2020)
			1 year	5 year	10 year
Stock/Income and Growth	American Funds Insurance Series® Blue Chip Income and Growth Fund Advisor: Capital Research and Management CompanySM Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Stock/ International Growth Fund	American Funds Insurance Series® •International Fund Advisor: Capital Research and Management CompanySM Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Stock/Index Fund	BNY Mellon Stock Index Fund, Inc. Advisor: BNY Mellon Investment Advisor, Inc. Index Manager: Mellon Investments Corporation (affiliate of The BNY Mellon Corporation)	[ ]%	[ ]%	[ ]%	[ ]%
Stock/Small Blend Fund	BNY Mellon Variable Investment Fund Opportunistic Small Cap Portfolio Advisor: BNY Mellon Investment Adviser, Inc. Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%

Large Blend Fund	The BNY Mellon Sustainable U.S. Equity Portfolio, Inc. Advisor: BNY Mellon Investment Advisor, Inc. Sub-Advisor: Newton Investment Management Limited (affiliate of The BNY Mellon Corporation)	[ ]%	[ ]%	[ ]%	[ ]%
Balanced Fund	Vanguard® Variable Insurance Fund Balanced Portfolio Advisor: Vanguard VIF Balanced Portfolio: Wellington Management Company, LLP Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Stock/Growth Fund	Vanguard® Variable Insurance Fund Capital Growth Portfolio Advisor: PRIMECAP Management Company Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Stock/ Mid-Cap Index Fund	Vanguard® Variable Insurance Fund Mid-Cap Index Portfolio Advisor: The Vanguard Group, Inc. Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%
Bond/Index Fund	Vanguard® Variable Insurance Fund Total Bond Market Index Portfolio Advisor: The Vanguard Group, Inc. Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%

Stock/ Index Fund	Vanguard® Variable Insurance Fund Total Stock Market Index Portfolio Advisor: The Vanguard Group, Inc. Sub-Advisor: None	[ ]%	[ ]%	[ ]%	[ ]%

This Summary Prospectus incorporates by reference AFMaxx® 457(b) Group Variable Annuity’s prospectus and Statement of Additional Information (SAI), both dated May 1, 2021, as amended or supplemented.  The SAI may be obtained free of charge, in the same manner as the prospectus.

EDGAR Contract No.: [C000027248]